Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Nautilus Biotechnology, Inc. of our report dated March 26, 2021 relating to the financial statements, which appear in this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Seattle, Washington
July 22, 2021